Exhibit 99.1
LCC Contact:
Nancy Feeney
Director of Marketing Communications
and External Relations
nancy_feeney@lcc.com
+1 703.873.2077
LCC International Reaches Settlement Agreement on Obligations to Private Placement Stockholders
Agreement alleviates LCC's obligation to pay escalating cash penalties for late stock registration and filings
MCLEAN, VA – January 03, 2008 — LCC International, Inc., (NASDAQ: LCCI) today announced that it has reached an agreement with those stockholders that participated in the Company’s April 2007 $17M private placement of securities, which covers the Company’s obligation to register shares issued in the offering. Under the terms of the original agreement, LCC was obligated to register the shares issued in the offering to the participating shareholders by defined dates or be subject to cash penalty payments. Due to the delay in filing its 2006 Form 10-K and subsequent 2007 Quarterly Form 10-Q’s, the Company has not been in compliance with its filings and as a result, has not been able to register the shares and meet these obligations. Specifically, the agreement called for a cash penalty of 1% per month, up to 10%, beyond June 3, 2007 until a registration statement was filed for the investors’ shares and an additional cash penalty of 1% per month beyond August 20, 2007 until the registration statement is declared effective to a maximum of 10% penalty in each of these two areas.
On December 27, 2007, the Company reached an agreement with its private placement shareholders which alleviated the Company’s obligation to pay the penalties in cash which would have amounted to a maximum of $3.4 million. Under the new agreement, the Company will exchange each share of the class A common stock (issued at $3.35 per share) for 1.125 shares of a new series of preferred stock. These preferred shares will convert back to common stock upon the Company’s next qualifying equity raise of $10 million or more, or at the end of 18 months. The conversion will be at the sale price in the qualifying equity raise (or the market price of the common stock, if conversion is after the 18 months) but not below a floor price of $2.00 per share. In return, the investors have agreed not to engage in short selling or other hedging activities involving LCC stock until the earlier of 6 months following the time the Company becomes compliant with its SEC filing obligations or the consummation of a qualified equity financing. Following that time, the prohibition on hedging activities will be in effect when LCC informs the investors that it is involved in qualified equity financing activities. In addition, the investors agreed to release the Company from all accrued or future penalties regarding any outstanding issuance or registration requirements or continuing non-compliance penalties.
“I am pleased we were able to reach a settlement of this outstanding obligation. This settlement allows us to put this cash obligation behind us,” said Dean Douglas, LCC President and Chief Executive Officer. “We continue to work diligently with our auditors to get all of our outstanding quarterly reports filed so that we can be in compliance with the SEC and begin the process to register the shares of these investors. Our focus continues to be the execution of our business plan and to create greater shareholder value.”
About LCC International, Inc.
LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com
Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:
Information in this release regarding LCC's expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.
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